Exhibit 10.1

Published CUSIP Number: 75966FAK6

TERM B LOAN CREDIT AGREEMENT

Dated as of December 17, 2010

among

REMY INTERNATIONAL, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Book Managers

UBS SECURITIES LLC,

as Syndication Agent

BARCLAYS BANK PLC

and

WELLS FARGO SECURITIES, LLC,

as Co-Documentation Agents

i

4.02	Conditions to all Credit Extensions	54

Article V	REPRESENTATIONS AND WARRANTIES	54

5.01	Existence, Qualification and Power	54

5.02	Authorization; No Contravention	55

5.03	Governmental Authorization; Other Consents	55

5.04	Binding Effect	55

5.05	Financial Statements; No Material Adverse Effect	55

5.06	Litigation	56

5.07	No Default	57

5.08	Ownership of Property; Liens; Investments	57

5.09	Environmental Compliance	57

5.10	Insurance	58

5.11	Taxes	58

5.12	ERISA Compliance	58

5.13	Subsidiaries; Equity Interests; Loan Parties	59

5.14	Margin Regulations; Investment Company Act	59

5.15	Disclosure	59

5.16	Compliance with Laws	60

5.17	Intellectual Property; Licenses, Etc	60

5.18	Solvency	60

5.19	Casualty, Etc	60

5.20	Labor Matters	61

5.21	[Intentionally Omitted]	61

5.22	Deposit and Disbursement Accounts	61

5.23	Government Contracts	61

5.24	Customer and Trade Relations	61

5.25	Bonding; Licenses	62

5.26	Material Contracts	62

5.27	Regulation H	62

5.28	Foreign Assets Control Regulations	62

5.29	Anti-Terrorism Laws	62

5.30	Post-Closing Obligations	63

Article VI	AFFIRMATIVE COVENANTS	63

6.01	Financial Statements	63

6.02	Certificates; Other Information	64

6.03	Notices	67

6.04	Payment of Obligations	68

6.05	Preservation of Existence, Etc; Ownership of Loan Parties	68

6.06	Maintenance of Properties	68

6.07	Maintenance of Insurance	68

6.08	Compliance with Laws	69

6.09	Books and Records	69

6.10	Inspection Rights	69

6.11	Use of Proceeds	70

6.12	Covenant to Guarantee Obligations and Give Security	70

6.13	Compliance with Environmental Laws	72

6.14	Preparation of Environmental Reports	72

6.15	Further Assurances	72

6.16	Compliance with Terms of Leaseholds	73

6.17	Interest Rate Hedging	73

6.18	Material Contracts	73

6.19	Disclosure Updates	73

6.20	Location of Inventory and Equipment	74

Article VII	NEGATIVE COVENANTS	74

7.01	Liens	74

7.02	Indebtedness	77

7.03	Investments	79

7.04	Fundamental Changes	80

7.05	Dispositions	81

7.06	Restricted Payments	82

7.07	Change in Nature of Business	83

7.08	Transactions with Affiliates	83

7.09	Burdensome Agreements; Material Contract	83

7.10	Use of Proceeds	84

7.11	Financial Covenants	84

7.12	Capital Expenditures	84

7.13	Amendments of Organization Documents	85

7.14	Accounting Changes	85

7.15	Prepayments, Etc	85

7.16	Amendment, Etc	85

7.18	Cancellation of Indebtedness	85

7.19	No Speculative Transactions	85

7.20	ERISA	86

Article VIII	EVENTS OF DEFAULT AND REMEDIES	86

8.01	Events of Default	86

8.02	Remedies upon Event of Default	88

8.03	Application of Funds	88

Article IX	ADMINISTRATIVE AGENT	89

9.01	Appointment and Authority	89

9.02	Rights as a Lender	90

9.03	Exculpatory Provisions	90

9.04	Reliance by Administrative Agent	91

9.05	Delegation of Duties	91

9.06	Resignation of Administrative Agent	91

9.07	Non-Reliance on Administrative Agent and Other Lenders	92

9.08	No Other Duties, Etc	92

9.09	Administrative Agent May File Proofs of Claim	92

9.10	Collateral and Guaranty Matters	93

9.11	Secured Hedge Agreements	93

Article X	MISCELLANEOUS	94

10.01	Amendments, Etc	94

10.02	Notices; Effectiveness; Electronic Communications	95

10.03	No Waiver; Cumulative Remedies; Enforcement	97

10.04	Expenses; Indemnity; Damage Waiver	98

10.05	Payments Set Aside	100

10.06	Successors and Assigns	100

10.07	Treatment of Certain Information; Confidentiality	103

10.08	Right of Setoff	104

10.09	Interest Rate Limitation	104

10.10	Counterparts; Integration; Effectiveness	105

10.11	Survival of Representations and Warranties	105

10.12	Severability	105

10.13	Replacement of Lenders	105

10.14	Governing Law; Jurisdiction; Etc	106

10.15	Waiver of Jury Trial	107

10.16	No Advisory or Fiduciary Responsibility	107

10.17	Electronic Execution of Assignments and Certain Other Documents	108

10.18	Patriot Act	108

10.19	Time of the Essence	109

10.20	Intercreditor Agreement	109

SIGNATURES S-1

v

SCHEDULES

1.01(a)	Mortgaged Property
1.01(b)	Immaterial Subsidiaries
2.01	Commitments and Applicable Percentages
5.03	Certain Authorizations
5.06	Litigation
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)	Leased Real Property (Lessee)
5.08(e)	Existing Investments
5.08(f)	Commercial Tort Claims
5.09	Environmental Claims
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.20	Labor Matters
5.22	Deposit and Disbursement Accounts
5.23	Government Contracts
5.25	Bonding; Licenses
5.26	Material Contracts
5.30	Post-Closing Obligations
7.01	Certain Customs Matters
7.02	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F	Security Agreement
G	Intercreditor Agreement
H-1	Opinion of Shearman & Sterling LLP
H-2	Delaware Local Counsel Opinion
H-3	Virginia Local Counsel Opinion
H-4	Indiana Local Counsel Opinion

THE LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN 10 DAYS AFTER THE CLOSING DATE, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: REMY INTERNATIONAL, INC., 600 CORPORATION DRIVE PENDLETON, IN 46064, ATTENTION: FRED KNECHTEL, CHIEF FINANCIAL OFFICER.

CREDIT AGREEMENT

This TERM B LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of December 17, 2010, among Remy International, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED and UBS SECURITIES LLC, as joint lead arrangers and joint book managers (in such capacities, the “Arrangers”), UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”), and BARCLAYS BANK PLC and WELLS FARGO SECURITIES, LLC, as co-documentation agents (in such capacities, the “Documentation Agents”).

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term B credit facility to the Borrower in an aggregate principal amount of $300,000,000 for the purpose of refinancing the indebtedness owing under (i) the Amended and Restated Senior Secured, Super-Priority Debtor-In-Possession and Exit First Lien Credit Agreement, dated as of December 5, 2007, among the Borrower, certain other credit parties party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent (as amended, restated, supplemented or otherwise modified to the date hereof, the “Existing First Lien Credit Agreement”), (ii) the Amended and Restated Second Lien Credit Agreement, dated as of December 5, 2007, among the Borrower, certain other credit parties party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent (as amended, restated, supplemented or otherwise modified to the date hereof, the “Existing Second Lien Credit Agreement”) and (iii) the Third-Priority Floating Rate Secured PIK Toggle Notes Due 2014 Indenture, dated as of December 6, 2007, between the Borrower and The Bank of New York Trust Company, N.A., as trustee (as amended, restated, supplemented or otherwise modified to the date hereof, the “Existing Third Lien Indenture”), and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Wells Fargo Capital Finance, LLC, as administrative agent, under the ABL Credit Agreement, together with its successors and assigns.

“ABL Credit Agreement” means the Credit Agreement, dated as of the date hereof, among the Borrower, the other borrowers party thereto, the ABL Agent, and the lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time, including any refinancing credit agreement thereof.

“ABL Indebtedness” means the Indebtedness of the Borrower and the other borrowers party to the ABL Credit Agreement under the ABL Loan Documents and subject to the Intercreditor Agreement.

“ABL Lenders” means the “Lenders” as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Account Debtor” means any Person who is obligated on an Account, chattel paper or a general intangible.

“Accounts” has the meaning specified in the Security Agreement.

“Additional Commitments” has the meaning specified in Section 2.12(a).

“Additional Commitments Effective Date” has the meaning specified in Section 2.12(e).

“Additional Documents” has the meaning specified in Section 6.15.

“Additional Facility” means at any time, (i) on or prior to any Additional Facility Closing Date, the aggregate amount of the Additional Commitments at such time and (ii) thereafter, the aggregate principal amount of the Additional Loans of all Additional Lenders outstanding at such time.

“Additional Facility Amendment” has the meaning specified in Section 2.12(d).

“Additional Facility Closing Date” has the meaning specified in Section 2.12(f).

“Additional Lender” has the meaning specified in Section 2.12(c).

“Additional Loan OID” has the meaning specified in Section 2.12(b)

“Additional Loans” has the meaning specified in Section 2.12(a).

“Additional Loan Tranche” has the meaning specified in Section 2.12(a).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Term B Loan Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, in respect of the Facility, 4.50% per annum, in the case of Eurodollar Loans, and 3.50% per annum, in the case of Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning specified in the Preliminary Statements.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Amount” means, as at any date, the sum of, without duplication:

(a) the aggregate cumulative amount, not less than zero, equal to 50% of (x) 100% minus the then applicable ECF Percentage times (y) Excess Cash Flow for each fiscal year beginning with the fiscal year ending December 31, 2011;

(b) the Net Cash Proceeds received after the Closing Date and on or prior to such date from any equity issuance by the Borrower (which is not Disqualified Capital Stock), excluding any Net Cash Proceeds of an IPO used by the Borrower or any of its Subsidiaries to retire, redeem, repurchase or acquire any Equity Interests of the Borrower or any of its Subsidiaries; provided that the Available Amount will only include proceeds of the Rights Offering to the extent of the Excess Rights Offering Proceeds;

(c) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by any Loan Party in respect of any Investments made with the proceeds of the Available Amount; and

(d) the aggregate amount actually received in cash or Cash Equivalents by any Loan Party in connection with the sale, transfer or other disposition of its ownership interest in any in any Foreign Subsidiary, in each case, to the extent of the Investment in such Foreign Subsidiary;

in each case, that has not been previously applied pursuant to Section 7.03(k) or Section 7.06(d).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means the board of directors (or comparable managers) of the Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Lease Obligations” means that portion of the obligations under a Capitalized Lease that is required to be capitalized in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or an ABL Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) prior to an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Fidelity becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 40% of the equity securities of the Borrower entitled to vote for members of the Board of Directors on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Fidelity becomes the “beneficial owner”

(as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the Board of Directors on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

(e) a “change of control” or any comparable term under, and as defined in, the ABL Credit Agreement shall have occurred.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, each as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, as to each Lender, its obligation to make Loans on the Closing Date to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income tax expense, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), (v) net loss (or gain) on early extinguishment of debt, net of any tax benefit (or taxes payable) as result thereof, (vi) any non-cash impairments of non-working capital assets, (vii) net loss (or gain) on the disposition of assets permitted hereunder (viii) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options pursuant to a written agreement or the treatment of such options under variable plan accounting and (ix) cash fees, premiums and expenses incurred in connection with the Transaction and minus (b) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, all Indebtedness of the type described in clauses (a) and (f) of the definition of Indebtedness in an amount that would be reflected on a balance sheet prepared as of such date in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), excluding (i) obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder and (ii) Attributable Indebtedness of the type described in clause (b) of the definition of Attributable Indebtedness.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest, but excluding amortization of original issue discount and deferred financing cost) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP including all interest charges and expenses associated with factoring transactions, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the

Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s ratable interest in the net income of any such Person (based on the equity ownership of such Person) for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution in respect of such equity ownership (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any Equity Interests issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, Cash Equivalents and Indebtedness due from Affiliates.

“Current Liabilities” means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year.

“Customer Obligations” means liabilities classified as customer obligations on the Borrower’s balance sheet.

“Debt Rating” means the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account” means a deposit account (as that term is defined in the UCC).

“Diligence Certificate” means the Diligence Certificate of the Loan Parties, dated as of the date hereof.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or Accounts or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest that by its terms (a) provides for the scheduled cash payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards but except as a result of a change of control or asset sale so long as any rights of the holders thereof in such circumstances shall be subject to the prior payment in full of the Loans and all other Obligations that are due and payable) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the final scheduled Maturity Date (other than (i) upon payment in full of the Obligations (other than contingent indemnification obligations and other contingent obligations not yet due and owing) or (ii) upon a “change in control” or sale of assets; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than contingent indemnification obligations and other contingent obligations not yet due and owing)); provided further, however, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agents” has the meaning specified in the Preliminary Statements.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“ECF Percentage” means, with respect to any fiscal year of the Borrower, (i) 50%, if the Consolidated Leverage Ratio as of the last day of such fiscal year was equal to or greater than 2.00 to 1.00, (ii) 25%, if the Consolidated Leverage Ratio as of the last day of such fiscal year was less than 2.00 to 1.00 but equal to or greater than 1.50 to 1.00, and (iii) 0%, if the Consolidated Leverage Ratio as of the last day of such fiscal year was less than 1.50 to 1.00.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” means the letter agreement, dated December 1, 2010, among the Borrower, the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” means equipment (as that term is defined in the UCC).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, however, that in no event shall the Eurodollar Rate be less than 1.75%. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) Consolidated EBITDA for such fiscal year over (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, voluntary prepayments of Loans pursuant to Section 2.05 and Section 2.03(a), respectively, and scheduled principal payments of other Consolidated Funded Indebtedness, (iii) all taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year (excluding any reimbursement or other third party payments from private or governmental entities, including the Department of Energy), (v) any extraordinary non-recurring gains or any non-cash gains solely to the extent they will not result in cash receipts in any future period, (vi) cash from operations used to consummate a Permitted Acquisition or Investments permitted under Section 7.03(c)(iii) or 7.03(k), and (vii) cash payments made with respect to Customer Obligations, plus or minus (as the case may be), (c) Working Capital Changes.

“Excess Rights Offering Proceeds” means (a) the Net Cash Proceeds of the Rights Offering, minus (b) the amount used to retire all of the outstanding series A preferred stock and series B preferred stock of the Borrower, including payment of accrued dividends thereon, minus (c) $30,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the United States (or any political subdivision or taxing authority thereof or therein) or by any other jurisdiction as a result of a present or former connection between the Administrative Agent, such Lender or such other recipient and the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision or taxing authority thereof or therein), other than any such connection arising solely from the Administrative Agent, such Lender or such other recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any United States withholding tax that is required to be imposed on amounts payable to a Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), (d) any withholding tax that is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii), (e) any withholding tax that is imposed under Sections 1471 through 1474 of the Code and any Treasury regulations or other administrative guidance promulgated thereunder (“FATCA”), (f) any tax resulting from a Lender’s failure to comply with Section 3.01(e) (other than as a result of a Change in Law) and (g) any interest, penalties or additions to tax in respect of the foregoing.

“Existing Credit Agreements” means, collectively, the Existing First Lien Credit Agreement, the Existing Second Lien Credit Agreement and the Existing Third Lien Indenture.

“Existing First Lien Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Second Lien Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Third Lien Indenture” has the meaning specified in the Preliminary Statements.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facilities” means, at any time, the Term B Facility and any Additional Facility.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated December __, 2010, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

“Fidelity” means Fidelity National Special Opportunities, Inc.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Motors Agreement” means that certain Accommodation Agreement dated as of July 30, 2007 between Remy Inc. and General Motors Corporation, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 7.09(b).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower listed on Schedule 6.12 and each other Domestic Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 but excluding Permitted Receivables Financing Subsidiaries and Immaterial Subsidiaries.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, each as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means (a) any Person that, at the time it enters into an interest rate Swap Contract required under Section 6.17, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract or (b) with respect to any such Swap Contract existing on the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date, in its capacity as a party to such Swap Contract.

“Immaterial Subsidiaries” means any Subsidiary of the Borrower that, (a) as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) and (b), either (i) does not have assets (together with the assets of all other Immaterial Subsidiaries) in excess of 1.5% of the Consolidated Total Assets or (ii) does not have EBITDA (together with the EBITDA of all other Immaterial Subsidiaries) in excess of 1.5% of the Consolidated EBITDA and (b) is otherwise not necessary for the ongoing business operations of the Borrower and its Subsidiaries taken as a whole. As of the Closing Date, the Immaterial Subsidiaries are the entities set forth on Schedule 1.01(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligations becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated December 3, 2010 used by the Arrangers in connection with the syndication of the Loans.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercompany Note” means the Intercompany Demand Promissory Note, dated as of the date hereof, by and among Borrower and its Subsidiaries party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the other Loan Parties party thereto, the Administrative Agent and Wells Fargo Capital Finance, LLC, as administrative agent under the ABL Credit Agreement, substantially in the form of Exhibit G, as amended, restated, supplemented or otherwise modified from time to time, provided that any such amendment, restatement, supplement or modification is provided to the Borrower.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Inventory” means inventory (as that term is defined in the UCC).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

“IPO” means the first underwritten public offering by the Borrower of its Equity Interests pursuant to a registration statement filed with the SEC in accordance with the Securities Act.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” has the meaning specified in of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any entity in which the Borrower or one or more Subsidiaries hold equity interests representing at least 20%, but not more than 50%, of the total outstanding Equity Interests of such entity.

“Junior Indebtedness” means Indebtedness of any Loan Party which is subordinated in right of payment to the payment obligations of such Loan Party under the respective Loan Documents, in each case on subordination terms reasonably acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Loans at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), excluding licenses of or options to license intellectual property and covenants not to assert claims of infringement, misappropriation or other violations with respect to intellectual property.

“Loan” means the term B loans made by any Lender under Section 2.01 and any Additional Loans made by any Lender to the Borrower pursuant to Section 2.12.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Intercreditor Agreement, (f) the Engagement Letter, (g) the Fee Letter, (h) the Intercompany Note and (i) any Additional Facility Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Locomotive Business” means the remanufacturing of engine components for the locomotive, marine and other industries, conducted by Western Reman Industrial, Inc.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, of the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of the Borrower or its Subsidiaries, of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means (i) the General Motors Agreement, (ii) each of the agreements listed on Schedule 5.24 and (iii) any other agreement the early expiration or early termination of which would reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiaries” means the Subsidiaries of the Borrower other than the Immaterial Subsidiaries.

“Maturity Date” means December 17, 2016; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Material Real Property” means any parcel of real property owned in fee by a Loan Party with a fair market value in excess of $10,000,000; provided, however, that the aggregate fair market value of all real properties owned in fee by the Loan Parties that are not Material Real Properties shall not exceed $25,000,000; provided, further, that in no event shall any real property owned in fee by any Loan Party with a fair market value less than $1,000,000 be required to be subject to a Mortgage in favor of the Administrative Agent.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower. Notwithstanding the foregoing, for the purposes of determining the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio for the fiscal quarters ending on or before September 31, 2011, Consolidated Interest Charges and the Consolidated Funded Indebtedness for such periods shall be determined on a pro forma basis after giving effect to the Loans as if the Loans were made at the beginning of the applicable Measurement Period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each deeds of trust, trust deeds, deeds to secure debt and mortgages covering the properties listed on Schedule 1.01(a) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12), in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Policy” means American Land Title Association Lender’s Extended Coverage title insurance policies.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by any Lien permitted under the Agreement by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party, or the incurrence or issuance of any Indebtedness by any Loan Party the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver, amendment or release in the circumstances where (a) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto or a release of Collateral or a Guarantor, (b) the consent, waiver, amendment or release in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all Lenders and (c) the Required Lenders have agreed to such consent, waiver, amendment or release.

“Note” means a promissory note made by the Borrower in favor of a Lender, evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies in the nature of a Tax arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, in each case, such amounts that result from a Lender’s Assignment and Assumption pursuant to Section 10.06, grant of a participation to a Participant pursuant to Section 10.06(d), transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from an assignment requested or required in writing by the Borrower or amounts that would have otherwise been payable had no assignment or participation occurred.

“Outstanding Amount” means the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition by the Borrower or any Material Subsidiary of all of the Equity Interests of, or all or substantially all of the assets constituting a business unit of, any other Person so long as, with respect to any such acquisition, the following conditions are satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from such acquisition and such acquisition is consensual;

(b) the Consolidated Leverage Ratio shall not exceed on a pro forma basis (determined as of the last day of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable) the then-applicable level set forth under Section 7.11, minus 0.25;

(c) after giving effect to such acquisition, the Borrower shall be in pro forma compliance (determined on a pro forma basis as of the last day of the most recently ended quarter for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) with the other financial covenants set forth in Section 7.11;

(d) the target of such acquisition shall be primarily in the same line of business as the Borrower and its Subsidiaries or one reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or a reasonable extension thereof;

(e) in the case of the acquisition of the Common Stock of another Person, such acquisition shall not be consummated by the Borrower or its Subsidiaries unless the board of directors of the target of such acquisition shall have consented thereto;

(f) if such Person will constitute a Material Subsidiary which is a Domestic Subsidiary, such acquired Person shall become a Guarantor (to the extent such Person survives such acquisition) and such acquired assets shall become the Collateral under the Loan Documents, as applicable;

(g) if the total consideration (other than any equity consideration) in respect of such acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower signed by a Responsible Officer to such effect, together with all relevant financial information for such Subsidiary or asset to be acquired reasonably requested by the Administrative Agent prior to such acquisition to the extent available; and

(h) concurrently with the consummation of such acquisition the Borrower shall have complied with the requirements of Section 6.12 with respect thereto (or made arrangements with the Administrative Agent acceptable to the Administrative Agent with respect to the provisions of such Section 6.12);

provided, however, that with respect to acquisitions by any non-Loan Party or any acquisitions for which such acquired Person or acquired assets shall not become a Guarantor or Collateral, as applicable, such acquisitions shall be subject to the limitations of Section 7.03(l).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Ratio Debt” means unsecured Indebtedness incurred or issued by any Loan Party, so long as (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is not less than 91 days after the Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the terms of such Indebtedness do not include any financial maintenance covenants, (c) any negative covenants included in the terms of such Indebtedness are incurrence based and in any event such negative covenants, when taken as a whole, are not more restrictive to the Loan Parties and their Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period) and (d) if such Indebtedness is subordinated, the Obligations have been, and while the Facilities remain outstanding no other Indebtedness (other than the Indebtedness under the ABL Loan Documents) is or is permitted to be, designated as “Designated Senior Indebtedness” or its equivalent in respect of such Indebtedness.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and such Permitted Receivables Financing Subsidiary, (b) all sales and/or contributions of Permitted Receivables Financing Assets to such Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings; provided that a Responsible Officer of the Borrower shall have provided a certificate to such effect to the Administrative Agent at least 10 Business Days prior to the incurrence of such Permitted Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set out in the foregoing clauses (a) and (c), which certificate shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such 10 Business Day period.

“Permitted Receivables Financing Assets” means the Accounts subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of Accounts, and the proceeds thereof.

“Permitted Receivables Financing Fees” means reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any Loan Party makes an Investment and to which the Borrower or any Loan Party transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Borrower or a Loan Party, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed, is recourse to or obligates the Borrower or any other Loan Party, in any way other than pursuant to Standard Securitization Undertakings or (ii) is secured by any property or asset of the Borrower or any other Loan Party, (b) with which none of the Borrower or any other Loan Party has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Loan Party than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Borrower or any other Loan Party has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Capital Stock” means any capital stock that is not Disqualified Capital Stock.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any other Loan Party pursuant to which the Borrower or any other Loan Party may sell, convey or otherwise transfer to a Permitted Receivables Financing Subsidiary, a Permitted Receivables Financing Subsidiary may sell, convey or otherwise transfer, or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Total Outstandings on such date; provided, that, if consent of the Lenders of a Facility is required, the “Required Lenders” with respect to such Facility means Lenders holding more than 50% of the aggregate Outstanding Amount of such Facility; provided, further, that the portion of the Total Outstandings or aggregate Outstanding Amount, as applicable, held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible

Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest (including in connection with any merger or consolidation), or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Rights Offering” means an offering and sale by the Borrower of the rights to purchase shares of Borrower’s common stock, the net proceeds of which will be used to retire outstanding series A preferred stock and series B preferred stock of the Borrower and/or pay accrued dividends thereon.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Secured Hedge Agreement” means any interest rate Swap Contract required under Section 6.17 that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such

Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard Securitization Undertakings” means reasonable and customary representations, warranties, covenants and indemnities (excluding the guarantee of the principal of, or interest on, any Indebtedness) entered into by the Borrower or any other Loan Party in connection with a Permitted Receivables Financing.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” has the meaning specified in the Preliminary Statements.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Return” shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with a Governmental Authority for Taxes.

“Taxes” means all present or future taxes, levies, imposts, duties and similar deductions, withholdings, assessments or other similar charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans (other than the Additional Loans) of all Lenders outstanding at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the ABL Loan Documents and related documents to which they are or are intended to be a party, (b) the repayment in full of the outstanding Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreements and the termination of all commitments with respect thereto and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets,

determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Working Capital Changes” means Current Assets less Current Liabilities at the end of the applicable fiscal year compared to Current Assets less Current Liabilities at the end of the previous fiscal year.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this

Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary herein, (i) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a capital lease solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009, and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall me made, without giving effect to any election sunder Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any of its Subsidiaries at “fair value”, as defined therein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative

Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The funding of the Loans on the Closing Date shall be made net of an original issue discount of 1.0% of each Lender’s Commitment. Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in

Section 2.02(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01, or if such Borrowing is with respect to an Additional Loan, Section 2.12(f)), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 6 Interest Periods in effect in respect of the Facilities.

2.03 Prepayments. (a) Optional. Subject to the Intercreditor Agreement and the last sentence of this Section 2.03(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that (A) for any such prepayments made prior to the first annual anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the benefit of all Lenders, a prepayment premium of 1.0% of the principal amount of the Loans so prepaid; (B) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (C) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a) shall be applied to the principal installments thereof as directed by the Borrower. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Facility pursuant to this Section 2.03(a) during the period from the Closing Date through the date ten Business Days thereafter.

(b) Mandatory. Subject to the Intercreditor Agreement:

(i) Commencing with the fiscal year ending December 31, 2011, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements.

(ii) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (j), (k), (l) or (m)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within three Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that (x) any such prepayment shall only be required with the aggregate amount of Net Cash Proceeds from all Dispositions of properties and Extraordinary Receipts received in any fiscal year of the Borrower or such Subsidiary in excess of $5,000,000 and (y) with respect any Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 12 months after the receipt of such Net Cash Proceeds (or 15 months if a commitment to reinvest is entered into within 12 months after such receipt), such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent), provided that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(ii).

(iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within three Business Days of receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii) or (iii) of this Section 2.03(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within three Business

Days of receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below); provided, however, that (x) any such prepayment shall only be required with the aggregate amount of Net Cash Proceeds from all Dispositions of properties and Extraordinary Receipts received in any fiscal year of the Borrower or such Borrower in excess of $5,000,000 and (y) with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 12 months after the receipt of such cash proceeds (or 15 months if a commitment to reinvest is entered into within 12 months after such receipt) to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(iv).

(v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) shall be applied ratably to the Facilities and to the next four (4) succeeding scheduled quarterly repayment installments thereof in direct order of maturity and then applied to prepay the remaining installments of principal on the Loans (including the final installment) on a pro rata basis.

(vii) Notwithstanding any of the other provisions of clause (ii), (iii), (iv) or (v) of this Section 2.03(b), so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii) or (iv) of this Section 2.03(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii), (iii), (iv) or (v) of this Section 2.03(b) to be applied to prepay Loans exceeds $5,000,000. Upon the occurrence of a Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.03(b) (without giving effect to the first and second sentences of this clause (vii)) but which have not previously been so applied.

(c) Funding Losses, Etc. All prepayments under Section 2.03(b) shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. So long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under Section 2.03(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account (over which the Administrative Agent has sole control) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.03(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.03(b).

(d) If all or any portion of any prepayment required by this Section 2.03 is precluded by the provisions of Section 4(c) of the Intercreditor Agreement, the Borrower shall make such prepayment in the maximum amount permitted under the Intercreditor Agreement, with the balance of such amount to be paid on such date as such prepayment is permitted under Section 4(c) of the Intercreditor Agreement. In addition, the Borrower shall, and shall cause its Subsidiaries to, make commercially reasonable good faith efforts, taking into account the Borrower’s and its Subsidiaries’ liquidity needs, to cause Excess Availability (as described in the Intercreditor Agreement) to be in an amount such that the provisions of Section 4(c) of the Intercreditor Agreement will not operate to preclude any prepayment required by this Section 2.03 on any date such a prepayment is required to be made, including, without limitation, using cash of the Borrower and its Material Subsidiaries to reduce the loans outstanding under the ABL Credit Agreement.

2.04 Mandatory Termination of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the Closing Date.

2.05 Repayment of Loans. Subject to Section 2.12, the Borrower shall repay to the Lenders $750,000 of the aggregate principal amount of the Loans outstanding on each March 31, June 30, September 30 and December 31 of each year (commencing with March 31, 2011) (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03); provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. (a) The Borrower shall pay to the Arrangers, the Syndication Agent, the Documentation Agent and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter and the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (C) the incurrence of any Additional Loans in accordance with Section 2.12.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Increase in Facility. (a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may request additional Commitments (each an “Additional Commitment” and all of them, collectively, the “Additional Commitments”); provided that (x) after giving effect to any such addition, the aggregate amount of Additional Commitments that have been added pursuant to this Section 2.12 shall not exceed $100,000,000, and (y) any such addition shall be in an aggregate amount of not less than $25,000,000 or any whole multiple of $5,000,000 in excess thereof. Any loans made in respect of any such Additional Commitments (the “Additional Loans”) may be made, at the option of the Borrower, by either (i) increasing the Commitments with the same terms (including pricing) as the existing Loans, or (ii) creating a new tranche of terms loans (an “Additional Loan Tranche”).

(b) Ranking and Other Provisions. The Additional Loans (i) shall rank pari passu or junior in right of payment and in respect of lien priority as to the Collateral with the outstanding Loans, (ii) shall not have a weighted average life that is shorter than the weighted average life of the outstanding Loans, (iii) shall not mature earlier than the Maturity Date (but such Additional Loans may have nominal amortization prior to such date), and (iv) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the outstanding Loans; provided that if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Additional Loans, but not arranger fees, and taking into account any Base Rate or Eurodollar Rate floor) relating to any Additional Loan exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the outstanding Loans and taking into account any Base Rate or Eurodollar Rate floor) relating to the outstanding Loans immediately prior to the effectiveness of the applicable Additional Facility Amendment by more than 0.50%, the Applicable Rate relating to the outstanding Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Additional Loans and taking into account any Base Rate or Eurodollar Rate floor) relating to such Additional Loans minus 0.50%, provided that the initial yield on any Additional Loans shall be determined by the Administrative Agent to be equal to the sum of (x) the applicable margin for the Additional Loans that bear interest based on the Eurodollar Rate and (y) if the Additional Loans are originally advanced at a discount or the Lenders making the same receive a fee directly or indirectly from any company for doing so (the amount of such discount or fee, expressed as a percentage of the Additional Loans, being referred to herein as “Additional Loan OID”), the amount of such Additional Loan OID divided by the lesser of (A) the average life to maturity of the Additional Loans and (B) four; provided, further, that the terms and conditions applicable to such Additional Loans may provide for any additional or different financial or other covenants or other provisions that are agreed upon between the Borrower and the relevant Additional Lenders and that are applicable only during periods after the latest Maturity Date that are in effect at the time such Additional Loans are incurred.

(c) Notices; Lender Elections. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the Additional Commitments. Additional Loans (or any portion thereof) may be made by any existing Lender or by any other bank or investing entity that is an Eligible Assignee (any such bank or other financial institution, together with any existing Lenders making any Additional Loans, the “Additional Lenders”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent; provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Additional Lender’s making such Additional Loans if such consent would be required under Section 10.6 for an assignment of Loans to such Additional Lender. At the time of the sending of such notice, the Borrower (in consultation with the

Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). No Lender shall be obligated to provide any Additional Loans, unless it so agrees. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Additional Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to provide an Additional Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to an accession agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Additional Facility Amendment. Commitments in respect of any Additional Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Additional Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the other Loan Parties, each Additional Lender and the Administrative Agent. An Additional Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section. Upon execution, the Administrative Agent shall provide a copy of any Additional Facility Amendment to all Lenders.

(e) Effective Date and Allocations. If any Additional Commitments are added in accordance with this Section 2.12, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Commitments Effective Date”) and the final allocation of such addition. The Administrative Agent shall promptly notify the Borrower and the Additional Lenders of the final allocation of such addition and the Additional Commitments Effective Date.

(f) Conditions to Effectiveness of Increase. The effectiveness of any Additional Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and each Additional Lender, be subject to the satisfaction on the date thereof (each, an “Additional Facility Closing Date”) of each of the following conditions:

(i) the Administrative Agent shall have received on or prior to the Additional Facility Closing Date each of the following, each dated the applicable Additional Facility Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Additional Facility Amendment; (B) certified copies of resolutions of the Board of Directors of the Borrower approving the execution, delivery and performance of the Additional Facility Amendment; and (C) a favorable opinion of counsel for the Loan Parties dated the Additional Facility Closing Date, to the extent requested by the Administrative Agent addressed to the Administrative Agent and the Lenders (including the Additional Lenders) and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(ii) (A) the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Additional Facility Amendment and the additional Credit Extensions provided thereby, (B) such increase shall be made on the terms and conditions provided for above and (C) both before and after giving effect to such Additional Facility Amendment and the additional Extensions of Credit provided thereby, (x) the Consolidated Leverage Ratio on a pro forma basis (determined as of the last day of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable) shall not exceed the then-applicable level set forth under Section 7.11, minus 0.25 and (y) the Borrower and its Subsidiaries shall be in pro forma compliance (determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable) with the other financial covenants set forth in Section 7.11; and

(iii) there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Additional Facility Amendment on the related Additional Facility Closing Date), as applicable, all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that are due and payable on or before the Additional Facility Date.

(g) Effect of Additional Facility Amendment. On each Additional Commitments Effective Date, each Lender or Eligible Assignee which is providing an Additional Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have an Additional Commitment which shall become “Commitments” hereunder and (iii) shall make an Additional Loan to the Borrower in a principal amount equal to such Additional Commitment, and such Additional Loan shall be a “Loan” for all purposes of this Agreement and the other Loan Documents (except that the interest rate applicable to any Additional Loan under an Additional Loan Tranche may be higher).

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Borrower or

Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required, (B) the Borrower or Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Tax laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, for any amount which a Lender for any reason fails to pay to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that such Administrative Agent, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, and shall include reasonable supporting documentation.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, without duplication, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Upon written request of the Borrower, each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction; provided, however, that no Lender shall be required to provide any form that it is not legally able to deliver.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(iv) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar

Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(b) or (e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a Change in Law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such

Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) The provisions of this Section 3.04 shall not apply with respect to Taxes, which shall be governed solely by Section 3.01 hereof.

3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender becomes a Non-Consenting Lender, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note, provided that the Borrower receives a request for any such Note at least two Business Days prior to the Closing Date;

(iii) a pledge and security agreement, in substantially the form of Exhibit F (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created thereby,

(D) evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv) an Intellectual Property Security Agreement, duly executed by each Loan Party owning any Intellectual Property Collateral (as defined in the Security Agreement), together with evidence that all action that the Administrative Agent in its reasonable judgment may deem reasonably necessary or desirable in order to perfect the Liens created under such Intellectual Property Security Agreement has been taken;

(v) the Intercreditor Agreement, duly executed by the Borrower, the other Loan Parties party thereto, the Administrative Agent and Wells Fargo Capital Finance, LLC, as administrative agent under the ABL Credit Agreement;

(vi) the charter document of each Loan Party, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of such Loan Party’s jurisdiction of incorporation;

(vii) a certificate of the Secretary or an Assistant Secretary or Responsible Officer of each Loan Party, dated the Closing Date, certifying (A) that attached thereto are true and correct copies of the Organization Documents of such Loan Party; and (B) that there are no proceedings for the dissolution or liquidation of such Loan Party;

(viii) such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(ix) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(x) a favorable opinion of Shearman & Sterling LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xi) a favorable opinion of Greenberg Traurig LLP, local counsel to the Loan Parties in Delaware, a favorable opinion of Greenberg Traurig LLP, local counsel to the Loan Parties in Virginia, a favorable opinion of Jeremiah J. Shives, an in-house counsel of the Borrower, with respect to certain matters under the Indiana law, each addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibits H-2, H-3 and H-4, respectively, and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) the current Debt Ratings;

(xiii) a business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the first year following the Closing Date;

(xiv) certificates attesting to the Solvency of the Borrower and its Material Subsidiaries, taken as a whole, before and after giving effect to the Transaction, from the chief financial officer of the Borrower;

(xv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xvi) a duly completed pro forma Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended September 30, 2010, signed by a Responsible Officer of the Borrower;

(xvii) evidence that the Existing Credit Agreements have been, or concurrently with the Closing Date are being, terminated and all Liens securing obligations under the Existing Credit Agreements have been, or concurrently with the Closing Date are being, released, and the notes issued under the Existing Third Lien Indenture shall have been repaid in full;

(xviii) the Diligence Certificate, duly executed by the Loan Parties; and

(xix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b)(i) the Fee Letter shall have been executed, (ii) all fees required to be paid to the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents on or before the Closing Date shall have been paid and (iii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) The transactions contemplated by the ABL Credit Agreement shall have closed on terms satisfactory to the Administrative Agent and no more than $30,000,000 (excluding the roll over of any existing letters of credit) shall be drawn under the ABL Credit Agreement on the Closing Date. The Administrative Agent shall have received a copy of each of the fully executed and effective ABL Loan Documents, each in form and substance reasonably satisfactory to the Administrative Agent.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a request for Credit Extension in accordance with the requirements hereof.

Each request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens in favor of the Administrative Agent securing the Obligations and in favor of the ABL Agent securing the ABL Indebtedness), or require any payment (except for Indebtedness to be repaid on the Closing Date in connection with the Transaction) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; in the case of clauses (b) or (c), except with respect to any violation, breach, contravention or payment (but not creation of Liens referred to in clause (b)(ii)), to the extent that such violation, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. Except as referred to in clause (f) of Schedule 5.30, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required, in any material respect, in connection with (i)(a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof subject to the Intercreditor Agreement) except for (1) filings, notices and other actions in respect of the Collateral to be made or otherwise delivered to the Administrative Agent for filing or recordation as of the Closing Date, and (2) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 (all of which in the case of clause (2) have been duly obtained, taken, given or made and are in full force and effect), or (ii)(x) the maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof subject to the Intercreditor Agreement) or (y) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (1) filings, notices and other actions in respect of the enforcement of remedies against the Collateral and in respect of any judicial action and (2) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 (all of which in the case of clause (2) have been duly obtained, taken, given or made and are in full force and effect).

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated September 30, 2010, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated and consolidating pro forma balance sheets of the Borrower and its Subsidiaries as at September 30, 2010, and the related consolidated and consolidating pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated and consolidating pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e) The consolidated and consolidating forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance; it being understood that actual results may vary from such forecasts and that such variations may be material.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Material Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Material Subsidiary thereof, of the matters described in Schedule 5.06.

5.07 No Default. Neither any Loan Party nor any Material Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Each of the Loan Parties and the Material Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all consensual Liens and, to the knowledge of the Borrower, material non-consensual Liens on the property or assets of each Loan Party as of the Closing Date, showing as of the date hereof the lienholder thereof, and the property or assets of such Loan Party subject thereto. The property of each Loan Party is subject to no consensual Liens and, to the knowledge of the Borrower, no material non-consensual, other than such Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned as of the Closing Date by each Loan Party, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Loan Party has good, marketable and insurable fee simple title to the Material Real Property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) Schedule 5.08(d) sets forth a complete and accurate list of all material leases of real property under which any Loan Party as of the Closing Date is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments (other than Cash Equivalents) held by any Loan Party as of the Closing Date, showing as of the Closing Date (unless otherwise indicated) the amount, obligor or issuer and maturity, if any, thereof.

(f) Schedule 5.08(f) sets forth any and all commercial tort claims held by any Loan Party as of the Closing Date.

5.09 Environmental Compliance. (a) Except as disclosed on Schedule 5.09, there are no claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of the Borrower and the Material Subsidiaries that could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by the Borrower or any Material Subsidiary is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property;

(ii)there are no and, to the knowledge of the Borrower, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any Material Subsidiary or, to the best of the knowledge of the Borrower, on any property formerly owned or operated by the Borrower or any Material Subsidiary; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any Material Subsidiary; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any Material Subsidiary except for such releases, discharges or disposal that were in compliance with Environmental Laws.

(c) Neither the Borrower nor any of its Material Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any Material Subsidiary have been disposed of in a manner not reasonably expected to result in material liability to the Borrower or any Material Subsidiary.

5.10 Insurance. The properties of the Borrower and its Material Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Material Subsidiary operates.

5.11 Taxes. Except as could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate, (a) the Borrower and the Material Subsidiaries have duly and timely filed or caused to be duly and timely filed all Tax Returns and reports required to be filed and all such Tax Returns are true, correct and complete, and (b) have duly and timely paid all federal, state and other Taxes due and payable by them, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against the Borrower or any Material Subsidiary that would, if made, have a Material Adverse Effect or result in a Lien in a material amount on any assets of the Borrower or any Material Subsidiary. Neither any Loan Party nor any Material Subsidiary is party to any tax sharing agreement other than agreements solely among one or more Loan Parties and any Subsidiaries thereof.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except where the failure to make any required contributions could not reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) As of the Closing Date, each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law has been terminated and no additional benefits will be accrued, and any required employer and employee contributions with respect to such plans have been made, or, if applicable, accrued, in accordance with normal accounting practices.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and the ABL Loan Documents, subject to the Intercreditor Agreement. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed on Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business, its U.S. taxpayer identification number and its organizational number, if any. The copy of each Organizational Document of each Loan Party and each amendment thereto provided pursuant to Sections 4.01(a)(vi) and 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act. (a) No Loan Party nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information and information of a general economic or industry nature) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.

5.16 Compliance with Laws. Each Loan Party and each of its Material Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Borrower and the Material Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, as currently conducted. Schedule 5.17 sets forth a complete and accurate list of all material registered or applications to register patents, trademarks or copyrights owned by the Borrower and each of the other Loan Parties as of the Closing Date. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any Material Subsidiary as currently conducted does not infringe upon any intellectual property rights held by any other Person, except as could not reasonably be expected, either individually or in the aggregate, a Material Adverse Effect.

5.18 Solvency. The Borrower and the Material Subsidiaries are, on a consolidated basis, Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of the Borrower or any Material Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (to the extent not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. Except as set forth on Schedule 5.20 and, with respect solely to clauses (a), (b), (c), (e), (f) and (g) below, except as could not reasonably be expected to result in a Material Adverse Effect, as of the Closing Date (a) no strikes or other material labor disputes against any Loan Party or any Material Subsidiary are pending or, to the Borrower’s knowledge, threatened; (b) hours worked by and payment made to employees of each Loan Party and each Material Subsidiary comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Loan Party or any Material Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party or Material Subsidiary; (d) no Loan Party or Material Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Schedule 5.20 have been delivered to the Administrative Agent); (e) there is no organizing activity involving any Loan Party or any Material Subsidiary pending or, to the Borrower’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to the Borrower’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Material Subsidiary has made a pending demand for recognition; and (g) there are no complaints or charges against any Loan Party or any Material Subsidiary pending or, to the Borrower’s knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party or any Material Subsidiary of any individual.

5.21 [Intentionally Omitted].

5.22 Deposit and Disbursement Accounts. Schedule 5.22 lists all banks and other financial institutions at which any Loan Party maintains Deposit Accounts, Securities Accounts or other accounts as of the Closing Date, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each depository or securities intermediary, as applicable, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.23 Government Contracts. Except as set forth in Schedule 5.23, as of the Closing Date, neither the Borrower nor any Material Subsidiary is a party to any material contract or agreement with any Governmental Authority and neither the Borrower’s nor any Material Subsidiary’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

5.24 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of the Borrower, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of the Borrower or any Material Subsidiary with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of Borrower or such Material Subsidiary or the business relationship of the Borrower or any Material Subsidiary with any supplier essential to its operations.

5.25 Bonding; Licenses. Except as set forth on Schedule 5.25, as of the Closing Date, neither the Borrower nor any Material Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

5.26 Material Contracts. Set forth on Schedule 5.26 is a true and complete list, as of the Closing Date, of each Material Contract to which the Borrower or any Material Subsidiary is a party. Except as otherwise set forth on Schedule 5.26, as of the Closing Date, (a) each of the Material Contracts is a valid and binding obligation of the Borrower or such Material Subsidiary which is a party thereto and is enforceable by the Borrower or such Material Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors’ rights generally, (b) neither the Borrower nor any Material Subsidiary which is a party to any Material Contract is in default, or alleged in writing to be in default, in any material respect under any Material Contract, and no written claim of a material default by the Borrower or any Material Subsidiary under any Material Contract has been received by the Borrower or the respective Material Subsidiary, and (c) there exists no event, condition or occurrence that, after notice or lapse of time or both, would constitute such a material default, or claim by the Borrower or the Material Subsidiary party to any such Material Contract or, to the knowledge of the Borrower, any other party to any such Material Contract.

5.27 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.28 Foreign Assets Control Regulations. Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliate, is, or will be after consummation of the transactions contemplated by the Loan Documents and application of the proceeds of the Term Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

5.29 Anti-Terrorism Laws. (a) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the PATRIOT Act.

(b) No Loan Party or, to the knowledge of the Borrower, any Affiliate or broker or other agent of Loan Parties acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

(c) No Loan Party or, to the knowledge of the Borrower, any broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.30 Post-Closing Obligations. The Borrower shall, and shall cause its Subsidiaries to, deliver each of the documents set forth on Schedule 5.30 in the manner and time frame set forth on Schedule 5.30, unless otherwise consented to by the Administrative Agent.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each other Material Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2010), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2011), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than 60 days after the end of each fiscal year of the Borrower, an annual operating plan for the Borrower, on a consolidated basis, approved by the Board of Directors of the Borrower, for the following fiscal year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance of historical performance), and including plans for personnel, Capital Expenditures and facilities.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising from a breach of Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement in a principal amount greater than $10,000,000 and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02 or furnished to the administrative agent under the ABL Credit Agreement;

(f) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and each Material Subsidiary and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h) not later than five Business Days after receipt thereof by any Loan Party, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i) promptly after the assertion or occurrence thereof, notice of any action or proceeding arising under any Environmental Law against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could

(i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c) and 5.08(d), including an identification of all owned real property disposed of by any Loan Party thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, and record owner) of all Material Real Property acquired during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(k) copies of any amendments or modifications to any Material Contract permitted by Section 7.09 of the Agreement within five Business Days of any such amendment or modification; and

(l) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any material ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower or any other Loan Party is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii) or the ABL Credit Agreement, (ii) incurrence or issuance of any Indebtedness for which the Borrower or any other Loan Party is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii) or the ABL Credit Agreement, and (iii) receipt of any

Extraordinary Receipt for which the Borrower or any other Loan Party is required to make a mandatory prepayment pursuant to Section 2.03(b)(iv) or the ABL Credit Agreement;

(f) of any announcement by Moody’s or S&P of any change or, to the knowledge of the Borrower, possible change in a Debt Rating;

(g) of any labor negotiations or strike by employees; and

(h) of any amendment, notice of default or early termination of any Material Contract.

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or such other Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon any material portion of its property.

6.05 Preservation of Existence, Etc; Ownership of Loan Parties. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder; and (d) conduct its business and affairs without infringement of or interference with any intellectual property rights of any other Person in any material respect. The Borrower shall, directly or indirectly, own 100% Equity Interests of each Loan Party.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment reasonably necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all reasonably necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the respective Loan Party) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior written notice to the Administrative Agent of termination, lapse or cancellation of such insurance. All property insurance policies covering the Collateral are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Administrative Agent. If the Borrower or such other Loan Party fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s or such other Loan Party’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Borrower or such Loan Party shall give the Administrative Agent prompt notice of any loss exceeding $250,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.08 Compliance with Laws. Comply in all respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct, in all material respects, entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Material Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

6.10 Inspection Rights. Permit representatives of the Administrative Agent (and, during the continuance of any Event of Default, any Lender in coordination with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, the Loan Parties shall not be required to pay for such visits; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for the refinancing of Indebtedness referred to herein, the payment of related fees and expenses and general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security. Subject to the Intercreditor Agreement:

(a) Upon the formation or acquisition of any Material Subsidiary (other than any Permitted Receivables Financing Subsidiary) by any Loan Party, pledge such Loan Party’s equity interest in such entity; provided that such pledge shall be limited to 66% of voting Equity Interests with respect to any Foreign Subsidiary.

(b) Upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (other than Permitted Receivables Financing Subsidiaries and Immaterial Subsidiaries) by any Loan Party or upon the acquisition of any personal property (other than “Excluded Property” as defined in the Security Agreement) or any Material Real Property by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 15 days after such formation or acquisition (or such longer period as the Administrative Agent may agree), cause such Domestic Subsidiary, and cause each direct and indirect parent of such Domestic Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 15 days after such formation or acquisition (or such longer period as the Administrative Agent may agree), furnish to the Administrative Agent a description of the Material Real Property and personal properties of such Domestic Subsidiary or such other personal property and Material Real Property, in detail reasonably satisfactory to the Administrative Agent,

(iii) within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may agree), cause such Domestic Subsidiary and each direct and indirect parent of such Domestic Subsidiary and each other respective Loan Party (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, Security Agreement Supplements, IP Security Agreement Supplements, amendment to the Loan Documents and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including such instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Domestic Subsidiary, such parent or such Loan Party, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties, provided, that only 66% of voting Equity Interests of any Foreign Subsidiary shall be required to be pledged as Collateral; provided, further, that notwithstanding anything to the contrary in any Loan Document, no assets owned by any Foreign Subsidiary or Equity Interests in any Permitted Receivables Financing Subsidiary or assets owned by any Permitted Receivables Financing Subsidiary shall be required to be pledged as Collateral,

(iv) within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may agree), cause such Domestic Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) and each other respective Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, Security Agreement Supplements, IP Security Agreement Supplements, amendments to the Loan Documents and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition (or such longer period as the Administrative Agent may agree), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Administrative Agent, on behalf of itself, and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of Material Real Property owned by the entity that is the subject of such formation or acquisition title reports, surveys and Phase I environmental assessment reports, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c) Notwithstanding the foregoing, the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.

6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all Environmental Laws.

6.14 Preparation of Environmental Reports. Borrower shall, or shall cause the applicable Loan Party to, promptly deliver a Phase I environmental assessment report with respect to any Material Real Property acquired after the Closing Date from an environmental consulting firm reasonably acceptable to the Administrative Agent. In addition, if the Administrative Agent reasonably determines that a material risk exists with respect to any Material Real Property as a result of a release of any Hazardous Materials with respect to any existing Material Real Property, then, at the request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its Material Real Properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15 Further Assurances. Subject to the Intercreditor Agreement, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further agreements, acts, deeds, certificates, assurances, endorsements, opinions of counsel and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time (the “Additional Documents”) in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. To the maximum extent permitted by applicable law, if any Loan Party or any of its Subsidiaries refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, the Borrower hereby authorizes the Administrative Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Borrower and its Material Subsidiaries and all of the outstanding capital stock of the Subsidiaries of the Borrower; subject to the proviso in Section 6.12(b)(iii).

6.16 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any other Loan Party is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each other Loan Party to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17 Interest Rate Hedging. On the Closing Date, amend, extend or otherwise modify the existing interest rate Swap Contract of the Borrower so that such Swap Contract covers a notional amount of not less than 50% of the aggregate outstanding principal amount of the Loans, and providing for the counterparty thereto to make payments thereunder for an initial period of no less than three years from the Closing Date.

6.18 Material Contracts. Subject to Section 7.9(b), perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

6.19 Disclosure Updates. Promptly and in no event later than five Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Administrative Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

6.20 Location of Inventory and Equipment. Keep each Loan Party’ and its Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4 to the Security Agreement and their chief executive offices only at the locations identified on Schedule 3 to the Security Agreement; provided, however, that any Borrower may amend Schedule 3 or Schedule 4 to the Security Agreement so long as such amendment occurs by written notice to the Administrative Agent (i) with respect to Inventory, not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and (ii) with respect to Equipment, not less than 10 days after the date on which such Equipment is moved to such new location and so long as such new location is within the continental United States.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any other Material Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any Material Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, other than the following:

(a) Liens pursuant to any Loan Document to secure the Obligations;

(b) Liens granted under any ABL Loan Document to secure the ABL Indebtedness;

(c) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(d) Liens for taxes not yet due or delinquent or which can thereafter be paid without penalty, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or if more than 60 days overdue, are not in excess of $2,000,000 in the aggregate, and in any case, unfiled and no other actions have been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property and other standard Lien exceptions in title policies which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds thereof, (ii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds thereof and customary security deposits, and (iii) such Liens attach concurrently or within 270 days after the acquisition, repair, replacement or improvement of the property subsequent to such Lien;

(k) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Material Subsidiary or becomes a Material Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Material Subsidiary or acquired by the Borrower or such Material Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(h);

(l) Liens on or transfers of Accounts and contracts and instruments related thereto arising solely in connection with the sale of such Accounts pursuant to Section 7.05(h) or (j);

(m) Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent such Indebtedness is permitted under Section 7.02(k);

(n) Liens consisting of (i) purchase money security interests in Inventory of United Parts Company, Inc. located at locations owned or controlled by O’Reilly Automotive, Inc. or Autozone Parts, Inc. and (ii) Accounts owing to United Parts Company, Inc. from O’Reilly Automotive, Inc. or Autozone Parts, Inc.;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, excluding,

however, any Lien related to that certain customs matter set forth on Schedule 7.01, which Loan Parties shall give immediate notice thereof to Administrative Agent;

(p) Liens in favor of the United States Department of Energy on equipment which it has financed;

(q) Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing ;

(q) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(r) Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any Material Subsidiary in the ordinary course of business;

(s) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Material Subsidiary in the ordinary course of business;

(u) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Material Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Material Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Material Subsidiary in the ordinary course of business;

(v)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or the Material Subsidiaries;

(w) Liens solely on any cash earnest money deposits made by the Borrower or any Material Subsidiary in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition and permitted Investments under this Agreement;

(x) deposits made in the ordinary course of business to secure liability to insurance carriers;

(y) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(z) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000; and

(aa) the replacement, extension or renewal of any Lien permitted by clauses (k) and (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under (i) any Swap Contract required under Section 6.17, and (ii) Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes;

(b) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (iii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iv) be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness under the ABL Loan Documents;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals, amendments or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal, amendment or extension, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal, amendment or extension of such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed, amended or extended and the interest rate applicable to any such refinancing, refunding, renewal, amendment or extension of such Indebtedness does not exceed the then applicable market interest rate;

(f) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(g) Indebtedness in respect of Capitalized Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000;

(h) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(g) or 7.03(l), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(i) Indebtedness incurred under credit cards issued to employees, agents, officers, directors, or other Affiliates of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business in an aggregate amount not to exceed $1,000,000 outstanding in any fiscal month;

(j) guarantees constituting endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(k) Indebtedness incurred by a Foreign Subsidiary to any Person (other than to a Loan Party or a Subsidiary of a Loan Party); provided, that, (i) the aggregate amount of such Indebtedness that may be outstanding at any one time by all Foreign Subsidiaries shall not exceed $70,000,000, and (ii) recourse for such Indebtedness shall not attach to any Loan Party or any Domestic Subsidiary;

(l) Customer Obligations outstanding on the Closing Date but excluding any refinancings or replacements thereof and (ii) additional Customer Obligations up to an aggregate amount of such additional Customer Obligations at any time of $12,000,000;

(m) Indebtedness incurred by a Permitted Receivables Financing Subsidiary that is non recourse to any Loan Party;

(n) Permitted Ratio Debt, so long as (i) both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to the issuance or incurrence thereof, the Consolidated Leverage Ratio on a pro forma basis (determined as of the last day of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable) shall not exceed 3.50 to 1.00;

(o) Indebtedness incurred by the Borrower or any Material Subsidiary in a Permitted Acquisition or Disposition under agreements providing for the adjustment of the purchase price or similar adjustments;

(p) Indebtedness consisting of obligations of the Borrower or any Material Subsidiary under deferred consideration (earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Transactions, and any Permitted Acquisitions and any other Investments permitted under Section 7.03;

(q) Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that any such Indebtedness is extinguished within 30 days;

(r) Indebtedness incurred by the Borrower or any Material Subsidiary in respect of bank guarantees, warehouse receipts or similar instruments (other than letters of credit) issued or created in the ordinary course of business consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance, or other Indebtedness with respect to reimbursement type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are satisfied within 30 days following the due date thereof;

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Material Subsidiary; and

(t) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

7.03 Investments. Make or hold any Investments, except:

(a) Investments in the form of Cash Equivalents;

(b) advances to officers, directors and employees of Borrower or any Material Subsidiary in an aggregate amount not to exceed $2,000,000 at any time outstanding for travel, entertainment, relocation and other ordinary business purposes;

(c)(i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (other than the Borrower) and (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d) Investments comprised of notes payable, or Equity Interests issued by account debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s Accounts in the ordinary course of business;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)) and set forth on Schedule 5.08(e);

(g) Permitted Acquisitions;

(h) Equity Interests or other obligations issued to the Borrower or any Material Subsidiary by any Person (or representative of such Person) in respect of Indebtedness of such Person owing to Borrower or such Material Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(i) Investments consisting of non-cash consideration received in connection with a Disposition permitted by Section 7.05(f);

(j)(i) Investment in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing, provided that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(k) so long as no Default exists, Investments by Foreign Subsidiaries made with cash of Foreign Subsidiaries in any foreign business (including any foreign assets and any Equity Interests in any foreign Person) which are in the same or a similar line of business as the Borrower and its Subsidiaries are engaged on the Closing Date and reasonable extensions or expansions thereof; and

(l) other Investments so long as the aggregate amount thereof (determined as of the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount invested) at no time exceeds the sum of (i) $50,000,000, plus (ii) an amount equal to the Available Amount accumulated pursuant to clause (b) of the definition thereof, plus (iii) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, an amount equal to the Available Amount, less the amount available pursuant to the foregoing clause (ii); provided that no Investment may be made pursuant to this Section 7.03(l) in any Material Subsidiary that is not a Loan Party for the purpose of making a Restricted Payment prohibited pursuant to Section 7.06.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or suspend or go out of a substantial portion of its or their business, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (i) when any Loan Party is merging with any Subsidiary, such Loan Party shall be the continuing or surviving Person and (ii) when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Material Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and

(d) in connection with any Permitted Acquisitions or permitted Investment under this Agreement, the Borrower or any Material Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be the Borrower or a Material Subsidiary, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (iii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, surplus or worn out property, or property no longer used or useful in the conduct of the business of the Loan Parties, in each case whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of Accounts in connection with the collection or compromise thereof;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Material Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be a Loan Party;

(e) Dispositions permitted by Section 7.04 and transfers of property resulting from with condemnation proceedings or in connection with receipt of insurance proceeds;

(f) Disposition of other assets having a fair market value not to exceed 10% of the Consolidated Total Assets in the aggregate subsequent to the Closing Date, provided that (i) no less than 75% of the consideration for such Disposition shall be received in cash or Cash Equivalents and (ii) the Net Cash Proceeds of any such Disposition are applied to the prepayment of the Loans to the extent required by Section 2.03(b);

(g) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(h)(i) the sale of Accounts owing from AutoZone, Inc., (ii) the sale of Accounts owing from Advance Stores Company, Incorporated, (iii) the sale of Accounts owing from General Parts Inc. (d/b/a Carquest), in each case owned by Worldwide Automotive, L.L.C.; provided, that with respect to clauses (i), (ii) and (iii) herein, the sale of Accounts by Worldwide

Automotive, L.L.C. pursuant to factoring arrangements shall be limited to arrangements with such customers and with respect to which the Administrative Agent has received copies of all agreements, documents and instruments evidencing or relating thereto, or any successors or assigns of such customers;

(i) Disposition of the Locomotive Business;

(j) the sale of Accounts pursuant to factoring arrangements; provided that with respect to any sale of Accounts by a Domestic Subsidiary such sale must be non-recourse;

(k) Dispositions of Cash Equivalents for reasonable equivalent value;

(l) the Disposition of Permitted Receivables Financing Assets, for cash, to a Permitted Receivables Financing Subsidiary; and

(m) other Dispositions provided that the aggregate book value of all property Disposed of in reliance on this clause shall not exceed $2,500,000;

provided, however, that any Disposition pursuant to this Section 7.05 shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Material Subsidiary may make Restricted Payments to the Borrower, any other Loan Party and any other Person that owns a direct Equity Interest in such Material Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Material Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower may issue and sell its common Equity Interests;

(d) the Borrower may make Restricted Payments in an aggregate amount not to exceed the sum of $12,000,000 and the Available Amount; provided that (x) no Default or Event of Default is continuing or would result therefrom, and (y) immediately before and immediately after giving effect to such Restricted Payment, the Consolidated Leverage Ratio shall not exceed on a pro forma basis (determined as of the last day of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable) 3.00 to 1.00;

(e) the Borrower may make Restricted Payments in connection with the Rights Offering to retire series A preferred stock and/or series B preferred stock of the Borrower outstanding as of the Closing Date and/or pay any accrued dividends payable with respect to such preferred stock being retired; provided that (i) no Default or Event of Default is continuing or would result therefrom, and (ii) the net cash proceeds of the Rights Offering shall be used to make such Restricted Payments for the early retirement of such Series A preferred stock and Series B preferred stock and accrued dividend thereon; and

(f) purchases by the Borrower of Equity Interests of the Borrower from former employees, officers and directors (or any spouses, ex-spouses or estates of any of the foregoing) with respect to Equity Interests of the Borrower so long as the aggregate amount of all such repurchases does not exceed $10,000,000 during the term of this Credit Agreement;

provided, however, that, notwithstanding anything to the contrary in this Section 7.06, the Borrower or any Material Subsidiary shall not make any Restricted Payment on any preferred stock of the Borrower or any Material Subsidiary (including the series A and series B preferred stock of Borrower outstanding as of the Closing Date) other than pursuant to Section 7.06(d) or 7.06(e).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Except for transactions in connection with a Permitted Receivables Financing and transactions permitted hereunder, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Material Subsidiary as would be obtainable by the Borrower or such Material Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate. In addition, if any such transaction or series of related transactions involves payments in excess of $5,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to the Administrative Agent (other than ordinary course asset sales between the Loan Parties and any other asset sales between Loan Parties related to the Loan Parties’ operational restructuring).

7.09 Burdensome Agreements; Material Contract. Other than any Permitted Receivables Financing, (a) enter into or permit to exist any Contractual Obligation (other than the Loan Documents and the ABL Loan Documents) that (i) limits the ability (A) of any Material Subsidiary to make Restricted Payments to a Loan Party or to otherwise transfer property to or invest in a Loan Party, (B) of any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement or (C) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent; provided, however, that this clause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person other than obligations under the Loan Documents, ABL Loan Documents or obligations secured by any other Liens permitted under Section 7.01; or (iii) prohibits the creation of a Lien on any of the Borrower’s or any Material Subsidiary’s properties or other assets in favor of Administrative Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capitalized Leases or licenses which prohibits Liens upon the assets that are subject thereto and agreements governing Liens permitted under this Section 7.09 or 7.02(g), except, in each case, for any agreement in effect (1) on the date hereof and set forth on Schedule 7.09 or (2) at the time any Material Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; or (b) change or amend, modify or supplement the terms of or terminate or agree to terminate any Material Contract, other than amendments and other modifications which would not reasonably be expected to materially and adversely affect the interest of the Administrative Agent or any Lender.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through December 31, 2011	2.75 to 1.00
March 31, 2012 through December 31, 2012	3.00 to 1.00
March 31, 2013 through December 31, 2013	3.25 to 1.00
March 31, 2014 through December 31, 2014	3.50 to 1.00
March 31, 2015 and each fiscal quarter thereafter	3.75 to 1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2011	3.75 to 1.00
March 31, 2012 through December 31, 2012	3.50 to 1.00
March 31, 2013 through December 31, 2013	3.25 to 1.00
March 31, 2014 through December 31, 2014	3.00 to 1.00
March 31, 2015 and each fiscal quarter thereafter	2.75 to 1.00

7.12 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure (excluding any reimbursement or other third party payments from private or governmental entities, including the Department of Energy), except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2011	$35,000,000
2012 and each fiscal year thereafter	$30,000,000

; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above.

7.13 Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders.

7.14 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal year; provided, however, that Borrower may, upon written notice to the Administrative Agent, change its fiscal year to a “4/4/5” fiscal year, in which case, Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, amend this Agreement as reasonably necessary to reflect such change in fiscal year.

7.15 Prepayments, Etc. of Junior Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, refinance, refund, renew or extend, or make any payment, in each case, in violation of any subordination terms of any Junior Indebtedness.

7.16 Amendment, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any amendment, refinancing, refunding, renewal or extension thereof permitted by Section 7.02(e).

7.17 Hazardous Materials. Cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate owned, leased subleased or used by any Loan Party where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of such real estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

7.18 Cancellation of Indebtedness. Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

7.19 No Speculative Transactions. Engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in

(a) the prices of commodities owned or purchased by it or (b) interest rates, provided any such transaction is consistent with the Loan Parties’ hedging policies existing as of the Closing Date.

7.20 ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not, nor shall it permit any ERISA Affiliate to, cause or permit to occur (a) an event that could result in the imposition of a Lien under ERISA or (b) an ERISA Event.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.10, 6.11, 6.12, 6.14, or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the Borrower’s knowledge thereof or notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in all respects if any such representation or warranty is already qualified by materiality) when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Material Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder), including the ABL Credit Agreement, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee, including the ABL Credit Agreement, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not deny coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Material Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted)), or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01, including the Liens granted on the ABL Priority Collateral) on any material Collateral purported to be covered thereby, except to the extent (i) that any such perfection or priority is not required by any Loan Document or (ii) except as to Collateral consisting of real property, any Liens referred to in the respective title insurance policy.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor

Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j) (or to release any such Lien if the respective holder of a Lien on such property will not agree to a subordination agreement).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the

Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (d)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Lenders;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.03(b), in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Lenders of such Facility;

(f) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Lenders” without the written consent of each Lender under the Facility;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Additional Lenders providing the relevant Additional Loans and/or Additional Commitments to permit the Additional Facility Amendment in accordance with Section 2.12.

In the event the Borrower replaces a Non-Consenting Lender in accordance with Section 10.13, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of a single lead counsel and local counsels (limited to one local counsel in each jurisdiction) for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), Arrangers, the Syndication Agent, the Documentation Agents, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any

Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any other Indemnitee, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(g) The provisions of this Section 10.04 shall not apply with respect to Taxes, which shall be governed solely by Section 3.01 hereof.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided, that unless a Default under Sections 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, Lenders shall not assign any Loan to any entity whose primary business is in direct competition with the Borrower (it being agreed that any sale or assignment of any Loan to any financial institution that owns any such competitor shall not be prohibited under this sentence) and the Borrower shall receive notice of any such assignment and any such assignee shall be subject to additional restrictions on access to confidential information reasonably required by the Borrower; provided, further, that any such permitted assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed; and, if the Borrower shall not respond within 5 Business Days of receipt of a request for consent, the Borrower shall be deemed to have consented to it); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; and, if the Borrower shall not respond within 5 Business Days of receipt of a request for consent, the Borrower shall be deemed to have consented to such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that notwithstanding the foregoing each of Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company shall constitute an Eligible Assignee but provided further that such Persons’ voting rights as Lenders shall be limited to the lesser of the aggregate Loans held by such Persons or twenty percent of the total outstanding Loans, without giving effect to any Loans held by such Person in excess of twenty percent in calculating the Total Outstandings.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of, and interest on, the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement

(including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a

Lender pursuant to Section 2.12(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

Any Lender being replaced pursuant to this Section 10.13 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Administrative Agent or Borrower. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full as referred to above concurrently with such Assignment and Assumption and (C) upon such payment, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any Lender proposed to be replaced does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within a reasonable time (after giving consideration to the circumstances of such proposed replacement) after a request therefor from the Administrative Agent, then such Lender proposed to be replaced shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR

RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents, are arm’s-length commercial transactions between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or the other Loan Parties or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents has any obligation to the Borrower or the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents has any obligation to disclose any of such interests to the Borrower and the other Loan Parties or and of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each of the Arrangers, the Syndication Agent and the Documentation Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 Patriot Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy by the Administrative Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of this Agreement (or any other Loan Document) and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REMY INTERNATIONAL, INC.

By:

Name:

Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, as Joint Lead Arranger and Joint Book Manager

By:

Name:

Title:

UBS SECURITIES LLC, as Joint Lead Arranger, Joint Book Manager and Syndication Agent

By:

Name:

Title:

BARCLAYS BANK PLC, as Co-Documentation Agent

By:

Name:

Title:

WELLS FARGO SECURITIES, LLC, as Co-Documentation Agent

By:

Name:

Title:

BANK OF AMERICA, N.A., as a Lender

By:

Name:

Title:

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$300,000,000	100.000000000%
Total	$300,000,000	100.000000000%

Schedule 5.30

Post-Closing Obligations

The Borrower shall, and shall cause the applicable Loan Party to, deliver the following items before the respective due dates provided below (unless otherwise consented to by the Administrative Agent in its reasonable discretion), each in form and substance reasonably satisfactory to the Administrative Agent:

(a) Mortgage. Within 45 days after the Closing Date, a Mortage covering the property listed on Schedule 1.01(a), in form and substance reasonably satisfactory to the Agent, duly executed by the appropriate Loan Party, together with:

(i) evidence that counterparts of the Mortgage have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(ii) a fully paid Mortgage Policy, with endorsements and in an amount reasonably acceptable to the Administrative Agent, issued and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgage to be a valid first and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property; provided, however, that in the event a zoning endorsement cannot be obtained, the Borrower may deliver a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation or another professional firm reasonably acceptable to the Administrative Agent, in each case reasonably satisfactory to the Administrative Agent) and such direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(iii) an American Land Title Association/American Congress on Surveying and Mapping form survey, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the date of the Mortgage, certified to the Administrative Agent and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which the property described in such survey is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(iv) evidence of the insurance required by the terms of the Mortgages, and

(v) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(b) Phase I Environmental Assessment Report. Within 45 days after the Closing Date, Phase I environmental assessment report with respect to the property at Edmond, Oklahoma from an environmental consulting firm reasonably acceptable to the Administrative Agent.

(c) Deposit Accounts and Securities Accounts Control Agreements. Within 45 days after the Closing Date, Deposit Account control agreements and Securities Account control agreements, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Deposit Accounts and the Securities Accounts listed on Schedule 5.22, as reasonably requested by the Administrative Agent.

(d) Intellectual Property Security Agreement Releases. Within 45 days after the Closing Date, intellectual property security agreement releases, in form and substance reasonably satisfactory to the Administrative Agent, with respect to any intellectual property security agreements filed in favor of any person other than the Administrative Agent or the ABL Agent, as reasonably requested by the Administrative.

(e) Mortgage Releases. Within 3 Business Days after the Closing Date, mortgage releases with respect to any mortgages on the Loan Parties’ property at Edmond, Oklahoma filed in favor of any person other than the Administrative Agent or the ABL Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Amendment to DOE Assistance Agreement. Within 90 days after the Closing Date, an amendment to the Assistance Agreement, effective as of April 8, 2010, between Remy Inc. and the United States Department of Energy (“DOE”) pursuant to which the Liens of the Administrative Agent under the Loan Documents are approved by the DOE as provided in 10 CFR 600.321(b)(2).

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Remy International, Inc.

600 Corporation Drive

Pendleton, IN 46064

Attention: Fred Knechtel, Chief Financial Officer

Telephone: (800) 372-3555

Telecopier: (765) 778-6404

Electronic Mail: knechtel.fred@remyinc.com

Website Address:         http://www.remyinc.com

U.S. Taxpayer Identification Number: 35-1909253

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

901 Main Street, 14th Floor

Mail Code: TX1-492-14-05

Dallas, TX 75202

Attention: Maria Bulin

Telephone: 214-209-3098

Telecopier: 214-290-9411

Electronic Mail: maria.bulin@baml.com

Account No.: 1292000883

Ref: Remy International Inc.

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

300 Convent Street

Mail Code: TX7-060-06-10

San Antonio, TX 78205

Attention: Sheri Starbuck

Telephone: 210-270-5041

Telecopier: 214-290-8392

Electronic Mail: sheri.starbuck@baml.com